PRESS RELEASE

FOR IMMEDIATE RELEASE

March 21, 2006	Contact: Keith Schroeder Chief Financial Officer (918) 825-0616

ORCHIDS PAPER PRODUCTS COMPANY REPORTS INCREASED FOURTH QUARTER AND FULL YEAR SALES

PRYOR, OKLAHOMA (March 21, 2006) – Orchids Paper Products Company (AMEX:TIS) today reported new quarterly record net sales in the fourth quarter 2005 of $16,042,000, an increase of 15% over the fourth quarter 2004. For the full year 2005, net sales totaled $57,700,000, an increase of 23% over 2004. The increase in the quarter is primarily the result of increased sales to some of the Company’s existing large customers and, to a lesser extent, fill-in business to one large customer’s distribution center to remedy supply chain interruptions following Hurricane Katrina. The full-year increase was primarily due to sales to an additional distribution center with the Company’s largest customer, increased business with several of the Company’s largest customers and to a lesser extent, the previously identified fill-in business following Hurricane Katrina.

Net income in the fourth quarter was $452,000, or $.10 per diluted share, flat when compared with net income of $456,000, or $.22 per diluted share, in the same period of 2004. Net income for the full year 2005 was $1,392,000, or $.45 per diluted share, compared with net income of $1,022,000 in 2004.

Gross profit for the quarter was $1,870,000, a decrease of $203,000 compared with the respective 2004 quarter. A higher cost and quantity of purchased parent rolls, required to satisfy the increased sales, and the higher cost of internally produced parent rolls negatively affected gross profit. The cost of internally produced parent rolls increased primarily due to higher energy costs in the quarter. As a percent of net sales, gross profit was 11.7% in the 2005 quarter compared with 14.9% in the same period of 2004. For the full year 2005, gross profit was $7,931,000, an increase of $550,000, or 7.5%, over 2004. The higher cost of both purchased and internally produced parent rolls and a higher quantity of purchased parent rolls negatively affected gross profit as a percentage of net sales in the twelve-month period. For the full year, gross profit as a percentage of net sales was 13.7%, compared with 15.7% for 2004.

Net income for the full year 2005 included non-cash charges of approximately $368,000 for the recording of stock option expense. In the fourth quarter 2005, the Company recognized $47,000 of stock option expense and $140,000 of net foreign currency transaction gains.

The full-year stock option expense recognized was the result of options for an aggregate of 7,500 shares of stock approved for grant in the third quarter to certain board members and options for an aggregate of 270,000 shares of stock granted in the second quarter to certain members of management. The options granted in the third quarter were 100% vested on grant date. The Company elected to early adopt SFAS No. 123( R) in the second quarter of 2005. Quarterly charges for the stock options granted in the second quarter will approximate $47,000 per quarter through the vesting period ending in the first quarter of 2009.

In order to limit the exchange rate exposure on foreign currency payables related to the Company’s purchase of a new paper machine, the Company entered into exchange rate contracts in the second quarter of 2005 for foreign-currency denominated commitments. These contracts resulted in the Company recognizing a net foreign currency transaction gain of $140,000 in the fourth quarter of 2005 and a net foreign currency transaction loss for the full year of $39,000, which are included as a component of other (income) expense, net.

The Company’s new paper machine is currently scheduled to start production in the latter part of the second quarter of 2006. Current cost estimates of the project are $30.5 million. As of December 31, 2005, the Company had used all but $373,000 of the $15.0 million net proceeds from its initial public offering of 2,156,250 shares of common stock on July 14, 2005, at $8.00 per share. The Company anticipates borrowing approximately $13.4 million under an existing construction loan facility to fund the completion of the project.

About Orchids Paper Products Company

Orchids Paper Products Company is an integrated manufacturer of tissue paper products serving the private label consumer market. The Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins. From its operations in Pryor, Oklahoma, Orchids Paper Products Company uses recycled waste paper to produce finished tissue products which it provides to retail chains throughout the central United States. For more information on the Company and its products, visit the Company’s website at http://www.orchidspaper.com.

This release contains forward-looking statements. These statements relate to, among other things:

•	the Company’s business strategy;

•	the Company’s value proposition;

•	the market opportunity for the Company’s products, including expected demand for its products;

•	the Company’s estimates regarding its capital requirements; and

•	any of the Company’s other plans, objectives, expectations and intentions contained in this release that are not historical facts.

These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. These statements are only predictions.

Factors that may cause its actual results to differ materially from its forward-looking statements include, among others: (1) competition in its industry; (2) adverse developments in its relationships with key customers; (3) cost overruns and delays in the startup of its project to expand its paper mill; (4) impairment of ability to meet its obligations and restrictions on future operations due to its substantial debt; (5) availability and price of energy; (6) the loss of key personnel; (7) disruption in supply or cost of waste paper and parent rolls; (8) labor interruptions; (9) natural disaster or other disruption to its facility; (10) ability to finance the capital requirements of its business; (11) costs to comply with government regulations; (12) increased expenses and administrative workload associated with being a public company; and (13) failure to maintain an effective system of internal controls necessary to accurately report its financial results and prevent fraud.

The Company’s actual results may be materially different from what it expects. The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company’s situation may change in the future. All of the forward-looking statements herein are qualified by these cautionary statements.

Orchids Paper Products Company
Selected Financial Data
(in thousands, except Net Selling Price per Case, tonnage, cost per ton and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004 (1)
Net Sales	$16,042	$13,895	$57,700	$46,927
Cost of Sales	14,172	11,822	49,769	39,546

Gross Profit	1,870	2,073	7,931	7,381
Selling, General and
Administrative Expenses	1,228	1,111	4,629	4,559

Operating Income	642	962	3,302	2,822
Interest Expense	127	335	1,213	1,097
Other (Income) Expense, net	(191)	(4)	(102)	(5)

Income Before Income Taxes	706	631	2,191	1,730
Provision for Income Taxes	254	175	799	708

Net Income	$452	$456	$1,392	$1,022

Net income per share:
Basic	$0.11	$0.23	$0.47	$0.65
Diluted	$0.10	$0.22	$0.45	$0.63

Other Income Statement Data:
Depreciation	$373	$421	$1,501	$1,672
Commission Expense	$219	$217	$879	$788

Operating Data:
Cases Shipped	1,453	1,285	5,305	4,286
Net Selling Price per Case	$11.04	$10.81	$10.88	$10.95
Total Paper Usage — Tons	11,444	9,749	38,204	31,399
Total Paper Cost per Ton	$876	$762	$830	$716
Total Paper Cost	$10,026	$7,424	$31,719	$22,477

Cash Flow Data:
Cash Flow Provided by (Used in):
Operating Activities	$999	$1,119	$2,644	$5,569
Investing Activities	$(2,800)	$(1,179)	$(19,238)	$(19,906)
Financing Activities	$2,174	$(440)	$16,487	$14,622

Balance Sheet Data:
	As of December 31,

	2005	2004

Working Capital	$4,514	$3,399
Net Property, Plant and Equipment	$42,194	$24,492
Total Assets	$53,710	$33,407
Long-Term Debt, net of current portion	$17,002	$15,145
Total Stockholders’ Equity	$23,712	$6,941

(1) The results for the twelve months ended December 31, 2004, include the results of the Predecessor company for the period January 1 to February 29, 2004, and the Successor company for the period from March 1 to December 31, 2004. See the Company’s Registration Statement on Form S1 dated July 6, 2005, for a further description of the Predecessor and Successor companies.